Exhibit 99.1

Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-240-7971
Graphic Packaging Holding Company Reports First Quarter 2013 Results
First Quarter Highlights

•	Net Sales increased 3.1% versus the prior year period.

•	Adjusted EBITDA increased 7.7% to $161.6 million.

•	Adjusted EBITDA margin increased to 14.7% from 14.1% in the prior period.

•	Adjusted Earnings per Diluted Share increased 66.7% to $0.10 versus $0.06 in the prior year period.

ATLANTA, GA, April 25, 2013. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported Net Income for first quarter 2013 of $34.9 million, or $0.10 per share, based upon 350.4 million weighted average diluted shares. This compares to first quarter 2012 Net Income of $17.2 million, or $0.04 per share, based on 396.5 million weighted average diluted shares.
Adjusted Net Income for the first quarter of 2013 was $35.8 million, or $0.10 per diluted share, when adjusted for $0.9 million in Restructuring and Other Special Charges (Net of Tax). This compares to first quarter 2012 Adjusted Net Income of $24.7 million or $0.06 per diluted share.
"Our first quarter results were in line with our expectations as we grew our business and expanded our margins in what remains a sluggish operating environment,” said CEO David Scheible. “Volumes in our core legacy folding carton business increased in the quarter. Both new product commercializations and new customers over the past year drove the volume increase despite soft demand in some core end markets like soft drink and cereal. Undoubtedly, weather impacted demand for some products, but high unemployment and fuel prices are the more important factors negatively affecting demand for our products. These factors force end consumers to tightly manage discretionary spending, and we must continue to adapt our business accordingly. Our first quarter results benefited from strong manufacturing performance at our mills driven by improvement initiatives in energy, operating efficiencies and fixed costs. These initiatives generated a significant increase in output from a year ago and contributed to $23 million of total net performance improvements in the quarter.”
Net Sales
Net Sales increased 3.1% to $1,100.5 million during first quarter 2013, compared to first quarter 2012 Net Sales of $1,067.2 million. The $33.3 million increase resulted from $42.2 million of favorable volume/mix, partially offset by $4.9 million of lower pricing and $4.0 million of unfavorable exchange rates. The favorable volume/mix was primarily driven by the fourth quarter 2012 acquisitions of Contego Packaging Holdings Limited and A&R Carton Holding B.V.

On a segment basis, Paperboard Packaging sales, which comprised 85.1% of total first quarter Net Sales, increased 6.0% compared to the first quarter of 2012. The increase primarily reflected the addition of the two acquisitions. Net sales in the Flexible Packaging segment decreased 10.6% compared to the first quarter of 2012. The decline was primarily the result of the continued weakness in key end-markets including construction and agriculture, as well as the planned shift from external sales to internal consumption of kraft paper produced at our Pine Bluff, AR mill. Attached is supplemental data showing Net Tons Sold, Net Sales and Income (Loss) from Operations by business segment for the first quarter of 2013 and each quarter of 2012.
EBITDA
EBITDA for first quarter 2013 increased 16.4% to $160.2 million from $137.6 million in the first quarter last year. Excluding Restructuring and Other Special Charges, Adjusted EBITDA increased 7.7% to $161.6 million in the first quarter 2013 from $150.0 million in the first quarter 2012. When comparing against the prior year quarter, Adjusted EBITDA in the first quarter of 2013 was positively impacted by $23.1 million of improved net operating performance and $0.4 million of cost deflation. These benefits were partially offset by $4.9 million of lower pricing, $3.8 million of unfavorable exchange rates and $3.2 million of unfavorable volume/mix.
Other Results
Taking cash and cash equivalents into account, total Net Debt at the end of the first quarter 2013 was $2,333.7 million. This represents an increase of $51.9 million in Net Debt from the end of the fourth quarter 2012. The increase was the result of higher working capital levels associated with normal seasonality in the business. Including cash and cash equivalents, at March 31, 2013, the Company had available domestic liquidity of $596.4 million, including the undrawn availability under its $1.0 billion revolving credit facility.

Net Interest Expense was $27.2 million in the first quarter of 2013, compared to $32.1 million in the first quarter of 2012. The decrease was due to lower effective interest rates primarily attributable to the refinancing of the Company's senior secured credit facility in March 2012.
Capital expenditures were $32.9 million in the first quarter of 2013, compared to $41.7 million in the first quarter of 2012. The decrease was the result of higher than normal spending in the prior year period related to the Macon biomass project and expenses associated with the integration of Delta Natural Kraft, LLC and Mid-America Packaging, LLC.
Income Tax Expense was $23.7 million in the first quarter of 2013 compared to $13.0 million in first quarter 2012. As of March 31, 2013, the Company had approximately $900 million of NOLs for U.S. federal income tax purposes, which are currently being used and may be used to offset future taxable income.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Total Net Debt is attached to this release.
Secondary Offering
During March of 2013, certain shareholders of the Company sold 28.0 million shares of common stock in a secondary public offering at $7.00 per share, as well as an additional 4.2 million shares pursuant to the underwriters' overallotment option. The shares were sold by certain affiliates of TPG Capital, L.P. (the “TPG Entities”), certain Coors family trusts and the Adolph Coors Foundation (the “Coors Family Stockholders”), Clayton, Dubilier & Rice Fund V Limited Partnership (the “CD&R Fund”) and Old Town, S.A. (“Old Town”) (together with the TPG Entities, the Coors Family Stockholders, and the CD&R Fund, the "Selling Stockholders"). The shares outstanding held by the Selling Stockholders decreased from approximately 53% to approximately 44%. TPG Capital BD, LLC, an affiliate of TPG Capital, L.P., was one of the underwriters of the offering.
Bond Refinancing
Subsequent to quarter end, on April 2, 2013, the Company completed a debt offering of $425 million aggregate principal amount of 4.75% senior notes due 2021 in a registered public offering. The Company expects to use the net proceeds of this offering, together with cash on hand, to refinance through a redemption, all $425 million of its 9.5% senior notes due 2017, at a redemption premium plus accrued and unpaid interest to June 15, 2013. The refinancing will result in an annualized reduction in Net Interest Expense of approximately $20 million.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (April 25, 2013) to discuss the results of first quarter 2013. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID # 32038833). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 855-859-2056.
Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, expected market trends and the results of the refinancing, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, cutbacks in consumer spending that could affect demand for the Company's products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company's ability to implement its business strategies, including productivity initiatives and cost reduction plans, the Company's debt level, currency movements and other risks of conducting business internationally, volatility in the credit and securities markets and the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income, and those that impact the Company's ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE:GPK), headquartered in Atlanta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2013	2012
Net Sales	$1,100.5	$1,067.2
Cost of Sales	917.6	897.6
Selling, General and Administrative	99.2	96.3
Other Income, Net	(2.9)	(1.2)
Restructuring and Other Special Charges	1.4	3.5
Income from Operations	85.2	71.0
Interest Expense, Net	(27.2)	(32.1)
Loss on Modification or Extinguishment of Debt	—	(8.9)
Income before Income Taxes and Equity Income of Unconsolidated Entities	58.0	30.0
Income Tax Expense	(23.7)	(13.0)
Income before Equity Income of Unconsolidated Entities	34.3	17.0
Equity Income of Unconsolidated Entities	0.3	0.3
Net Income	$34.6	$17.3
Net Loss (Income) Attributable to Noncontrolling Interests	0.3	(0.1)
Net Income Attributable to Graphic Packaging Holding Company	$34.9	$17.2

Net Income Per Share Attributable to Graphic Packaging Holding Company - Basic	$0.10	$0.04
Net Income Per Share Attributable to Graphic Packaging Holding Company - Diluted	$0.10	$0.04

Weighted Average Number of Shares Outstanding - Basic	348.1	392.5
Weighted Average Number of Shares Outstanding - Diluted	350.4	396.5

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
In millions, except share and per share amounts	2013	2012

ASSETS
Current Assets:
Cash and Cash Equivalents	$38.8	$51.5
Receivables, Net	497.6	461.3
Inventories, Net	578.9	531.2
Other Current Assets	140.6	159.1
Total Current Assets	1,255.9	1,203.1
Property, Plant and Equipment, Net	1,682.0	1,706.6
Goodwill	1,163.1	1,164.8
Intangible Assets, Net	489.3	499.2
Other Assets	43.4	47.1
Total Assets	$4,633.7	$4,620.8

LIABILITIES
Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$88.0	$79.8
Accounts Payable	439.2	453.7
Interest Payable	25.6	10.1
Other Accrued Liabilities	161.8	209.3
Total Current Liabilities	714.6	752.9
Long-Term Debt	2,284.5	2,253.5
Deferred Income Tax Liabilities	140.5	137.0
Other Noncurrent Liabilities	483.6	494.3

Redeemable Noncontrolling Interests	10.5	10.8

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 347,520,183 and 344,534,039 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	3.5	3.4
Capital in Excess of Par Value	1,913.1	1,915.1
Accumulated Deficit	(598.3)	(633.2)
Accumulated Other Comprehensive Loss	(318.3)	(311.3)
Total Graphic Packaging Holding Company Shareholders' Equity	1,000.0	974.0
Noncontrolling Interests	—	(1.7)
Total Equity	1,000.0	972.3
Total Liabilities and Equity	$4,633.7	$4,620.8

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
In millions	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$34.6	$17.3
Noncash Items Included in Net Income:
Depreciation and Amortization	65.4	67.9
Deferred Income Taxes	19.5	10.9
Amount of Postretirement Expense (Less) Greater Than Funding	(0.7)	3.7
Other, Net	5.5	21.6
Changes in Operating Assets & Liabilities	(136.2)	(88.9)
Net Cash (Used in) Provided by Operating Activities	(11.9)	32.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(32.9)	(41.7)
Proceeds from Sale of Assets, Net of Selling Costs	—	2.8
Other, Net	(0.8)	(0.7)
Net Cash Used in Investing Activities	(33.7)	(39.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance or Modification of Debt	—	1,000.0
Payments on Debt	(13.0)	(1,678.4)
Borrowings under Revolving Credit Facilities	409.7	536.3
Payments on Revolving Credit Facilities	(355.5)	(70.3)
Debt Issuance Costs	—	(22.8)
Repurchase of Common Stock related to Share-Based Payments	(10.9)	(9.2)
Other, Net	4.1	8.9
Net Cash Provided by (Used in) Financing Activities	34.4	(235.5)

Effect of Exchange Rate Changes on Cash	(1.5)	1.0

Net Decrease in Cash and Cash Equivalents	(12.7)	(241.6)
Cash and Cash Equivalents at Beginning of Period	51.5	271.8
Cash and Cash Equivalents at End of Period	$38.8	$30.2

Reconciliation of Non-GAAP Financial Measures
The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges associated with: the Company's business combinations; asset impairments and other special charges; and the modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.
EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended
	March 31,
In millions, except per share amounts	2013	2012
Net Income Attributable to Graphic Packaging Holding Company	$34.9	$17.2
(Subtract) Add:
Net (Loss) Income Attributable to Noncontrolling Interests	(0.3)	0.1
Income Tax Expense	23.7	13.0
Equity Income of Unconsolidated Entities	(0.3)	(0.3)
Interest Expense, Net	27.2	32.1
Depreciation and Amortization	75.0	75.5
EBITDA	160.2	137.6
Restructuring and Other Special Charges	1.4	3.5
Loss on Modification or Extinguishment of Debt	—	8.9
Adjusted EBITDA	$161.6	$150.0

Net Income Attributable to Graphic Packaging Holding Company	$34.9	$17.2
Restructuring and Other Special Charges (Net of Tax)	0.9	2.1
Loss on Modification or Extinguishment of Debt (Net of Tax)	—	5.4
Adjusted Net Income	$35.8	$24.7

Per Share — Basic
Net Income Attributable to Graphic Packaging Holding Company	$0.10	$0.04
Restructuring and Other Special Charges (Net of Tax)	0.00	0.01
Loss on Modification or Extinguishment of Debt (Net of Tax)	—	0.01
Adjusted Earnings Per Share*	$0.10	$0.06

Per Share — Diluted
Net Income Attributable to Graphic Packaging Holding Company	$0.10	$0.04
Restructuring and Other Special Charges (Net of Tax)	0.00	0.01
Loss on Modification or Extinguishment of Debt (Net of Tax)	—	0.01
Adjusted Earnings Per Share*	$0.10	$0.06
* May not foot due to rounding

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	March 31,	March 31,	December 31,
In millions	2013	2012	2012
Net Income Attributable to Graphic Packaging Holding Company	$140.3	$267.4	$122.6
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	(2.9)	(1.6)	(2.5)
Income Tax Expense (Benefit)	93.2	(219.7)	82.5
Equity Income of Unconsolidated Entities	(2.3)	(2.1)	(2.3)
Interest Expense, Net	106.2	137.7	111.1
Depreciation and Amortization	297.1	293.7	297.6
EBITDA	631.6	475.4	609.0
Charges Associated with Business Combinations	20.6	3.4	22.7
Asset Impairment and Other Special Charges	4.7	12.5	4.7
Goodwill Impairment Charge	—	96.3	—
Loss on Modification or Extinguishment of Debt	2.1	11.0	11.0
Adjusted EBITDA	$659.0	$598.6	$647.4

	March 31,	March 31,	December 31,
Calculation of Net Debt:	2013	2012	2012
Short-Term Debt and Current Portion of Long-Term Debt	$88.0	$49.8	$79.8
Long-Term Debt	2,284.5	2,102.7	2,253.5
Less:
Cash and Cash Equivalents	(38.8)	(30.2)	(51.5)
Total Net Debt	$2,333.7	$2,122.3	$2,281.8

Net Leverage Ratio (Net Debt/Adjusted EBITDA)	3.54	3.55	3.52

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2013
Net Tons Sold (000's)
Paperboard Packaging	638.3
Flexible Packaging	N.M.	N.M.	N.M.	N.M.

Net Sales ($ Millions):
Paperboard Packaging	$936.1
Flexible Packaging	164.4
Total	$1,100.5	$—	$—	$—

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$102.7
Flexible Packaging	(3.8)
Corporate	(13.7)
Total	$85.2	$—	$—	$—

2012
Net Tons Sold (000's)
Paperboard Packaging	596.0	621.8	629.6	611.1
Flexible Packaging	N.M.	N.M.	N.M.	N.M.

Net Sales ($ Millions):
Paperboard Packaging	$883.3	$928.1	$929.0	$876.6
Flexible Packaging	183.9	183.8	175.7	176.7
Total	$1,067.2	$1,111.9	$1,104.7	$1,053.3

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$88.2	$121.9	$115.3	$91.9
Flexible Packaging	(1.4)	(7.5)	(9.4)	(6.0)
Corporate	(15.8)	(17.7)	(14.5)	(22.6)
Total	$71.0	$96.7	$91.4	$63.3